Prospectus Supplement No. 4

Filed Pursuant to Rule 424(b)(3)

File No. 333-172630

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

(949) 399-4500

Prospectus Supplement No. 4

(to Final Prospectus dated April 6, 2011)

This Prospectus Supplement No. 4 supplements and amends the final prospectus dated April 6, 2011 relating to the sale from time to time of up to 2,672,040 shares of our common stock by certain selling shareholders.

On May 20, 2011, we filed with the U.S. Securities and Exchange Commission a Current Report on Form 8-K relating to our entering into a Bridge Note and Warrant Purchase Agreement with certain accredited investors, the complete terms of which are described in the Form 8-K attached hereto.

This Prospectus Supplement No. 4 should be read in conjunction with the final prospectus, as previously supplemented, which we refer to as the prospectus, and is qualified by reference to the prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the prospectus.

Our shares of common stock are quoted on the NASDAQ Global Market and trade under the ticker symbol “QTWW.” On May 19, 2011, the last reported sale price of our common stock was $3.51 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Final Prospectus dated April 6, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is May 20, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): 05/20/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49629	33-0933072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17872 Cartwright Road, Irvine, CA 92614

(Address of principal executive offices, including zip code)

(949) 399-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 20, 2011, the Registrant entered into a Bridge Note and Warrant Purchase Agreement (“Purchase Agreement”) with certain “accredited investors” (each, an “Investor” and collectively, the “Investors”), as such term is defined in Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”), for the purchase and sale of senior subordinated promissory notes (“Notes”) and warrants (“Warrants”). At the closing, the Registrant received gross proceeds of $800,000, which will be used for general working capital purposes, and issued warrants entitling the Investors to purchase up to an aggregate of 90,313 shares of the Registrant’s common stock (the “Warrant Shares”) at $2.92 per share.

The Purchase Agreement contains customary representations, warranties, conditions to closing and covenants. The Purchase Agreement provides the Investors with piggyback registration rights for the Warrant Shares. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete terms of such Purchase Agreement, filed herewith as Exhibit 10.1, which are incorporated herein by reference.

The Notes have an interest rate of 15% per year. Principal and accrued interest is due and payable on September 30, 2011 (the “Maturity Date”). The Notes are subordinate to the Registrant’s senior secured indebtedness but senior to all future indebtedness of the Registrant. The foregoing description of the Note is qualified in its entirety by reference to the complete terms of such Notes, the form of which is filed herewith as Exhibit 10.2, which are incorporated herein by reference.

The Warrants have a three year term, contain standard and customary anti-dilution provisions, and may be exercised on a cashless basis unless the shares underlying the Warrants at the time of exercise are covered by an effective resale registration statement, in which case they must be exercised for cash. The foregoing description of the Warrants is qualified in its entirety by reference to the complete terms of such Warrants, the form of which is filed herewith as Exhibit 10.3, which are incorporated herein by reference.

The Registrant paid its placement agent, Advanced Equities, Inc., a cash fee of $55,000.

The Notes, Warrants and Warrant Shares (collectively, the “Securities”) have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act or any applicable state securities laws.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures made under Item 1.01 are incorporated in this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities

The disclosures made under Item 1.01 are incorporated in this Item 3.02 by reference. The Notes and Warrants were issued to “accredited investors” in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act and similar exemptions under applicable state securities laws. The sale of the Securities did not involve a public offering and was made without general solicitation or general advertising. The Investors have represented that they are accredited investors, as that term is defined in Regulation D, and that they have acquired the Securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 9.01. Financial Statements and Exhibits

10.1 Bridge Note and Warrant Purchase Agreement

10.2 Form of Senior Subordinated Promissory Note

10.3 Form of Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
Date: May 20, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer